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                                UNITED STATES                    SEC File Number
                      SECURITIES AND EXCHANGE COMMISSION           1-14416
                            Washington, D.C. 20549
                                                                   Cusip Number
                                 FORM 12b-25                       089893 10 1

                          NOTIFICATION OF LATE FILING

(Check One): __ Form 10-K  __ Form 20-F __ Form 11-K _X_ Form 10-Q __ Form N-SAR

                 For Period Ended:  March 31, 1997
                                   ----------------------------
                 [  ]     Transition Report on Form 10-K
                 [  ]     Transition Report on Form 20-F
                 [  ]     Transition Report on Form 11-K
                 [  ]     Transition Report on Form 10-Q
                 [  ]     Transition Report on Form N-SAR
                 For the Transition Period Ended:____________________________


   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION


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Full Name of Registrant

BIGMAR, INC.
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Former Name if Applicable


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Address of Principal Executive Office (Street and Number)

6660 Doubletree Avenue
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City, State and Zip Code
Columbus, OH 43229

PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

[X]      (a)     The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]      (b)     The subject annual report, semi-annual report, transition
                 report on Form 10-K, Form 20-F, 11-K, or N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]      (c)     The accountant's statement or other exhibit required by Rule
                 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Bigmar, Inc. (the "Company") is currently finalizing the negotiation and documentation of a financing facility to provide for the Company's ongoing operating needs. Accordingly, the Company's senior management has not had sufficient time to adequately review the information necessary to complete its Form 10-Q.


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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Michael K. Medors                 (614)               848-8380
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                  (Name)                (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
         filed?  If answer is no, identify report(s).        [X] Yes   [ ] No

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(3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?                         [X] Yes   [ ] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                  Bigmar, Inc.
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date    May 16, 1997                 By /s/ Michael K. Medors
     --------------------              ----------------------------------------


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION
  Intentional misstatements or omissions of fact constitute Federal Criminal
                       Violations (See 18 U.S.C. 1001).


                         ATTACHMENT OF FORM 12b-25 FOR

                                  BIGMAR, INC.

                PART IV (3) - EXPLANATION OF SIGNIFICANT CHANGE
                              IN RESULTS OF OPERAITONS

The Company anticipates that it will continue to incur significant losses from its ongoing operations.